EX-99.1

PRESS RELEASE Comcast One Comcast Center Philadelphia, PA 19103 www.comcastcorporation.com

FOR IMMEDIATE RELEASE

Investor Contacts:	Press Contacts
Marlene S. Dooner (215) 286-7392	D’Arcy Rudnay (215) 286-8582
Jane B. Kearns (215) 286-4794	Jennifer Khoury (215) 286-7408
John Demming (215) 286-8011

COMCAST TO ACQUIRE GENERAL ELECTRIC’S 49%
COMMON EQUITY OWNERSHIP INTEREST IN NBCUNIVERSAL

PHILADELPHIA – February 12, 2013 – Comcast Corporation (Nasdaq: CMCSA, CMCSK) announced today it will acquire GE’s entire 49% common equity stake in the NBCUniversal joint venture for approximately $16.7 billion.  Also, NBCUniversal will purchase from GE the properties used by NBCUniversal at 30 Rockefeller Plaza and CNBC’s headquarters in Englewood Cliffs, NJ for approximately $1.4 billion.  The acquisition accelerates GE's divestiture ahead of a redemption period that would have begun in July 2014 and solidifies Comcast’s position as a leading media and technology company.  The transaction is subject to customary closing conditions and is expected to close by the end of the first quarter of this year.

“This is an exciting day for Comcast as we have agreed to accelerate the purchase of NBCUniversal.  The management team at GE has been a wonderful partner during the past two years and their support has been very valuable.  Our decision to acquire GE's ownership is driven by our sense of optimism for the future prospects of NBCUniversal and our desire to capture future value that we hope to create for our shareholders,” said Brian L. Roberts, Chairman and CEO, Comcast Corporation.  “We believe the terms of the transaction are attractive and have planned for this event by taking a number of financial steps to prepare our balance sheet.  We believe we are in a strong and unique position to continue to grow and build value in our combined company.”

The transactions will be funded with $11.4 billion of cash on hand, $4.0 billion of subsidiary senior unsecured notes to be issued to GE, $2.0 billion of borrowings under Comcast and/or subsidiary bank credit facilities and $725 million of subsidiary preferred stock to be issued to GE.

Morgan Stanley was financial advisor to Comcast and Davis Polk & Wardwell LLP was the Company’s legal advisor.

About Comcast Corporation
Comcast Corporation (Nasdaq: CMCSA, CMCSK) is a global media and technology company with two primary businesses, Comcast Cable and NBCUniversal. Comcast Cable is the nation's largest video, high-speed Internet and phone provider to residential customers under the XFINITY brand and also provides these services to businesses. NBCUniversal operates 30 news and entertainment cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures and Universal Parks and Resorts. Visit www.comcastcorporation.com for more information.